Exhibit 23.1: Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130459) pertaining to the Safeco 401(k)/Profit Sharing Plan of our report dated June 29, 2007, with respect to the financial statements and schedule of Safeco 401(k)/Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

Seattle, Washington

June 29, 2007